Exhibit EX-28.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 22, 2014, except for Note 12 of the Nationwide Investor Destinations Fund financial statements, as to which the date is February 24, 2015, relating to the financial statements and financial highlights which appear in the October 31, 2014 Annual Reports to Shareholders of the Nationwide Mutual Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, PA

February 24, 2015